CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Wheeling-Pittsburgh Corporation of our report dated February 10, 1998 relating to the financial statements of Wheeling-Pittsburgh Corporation and its subsidiaries, which appears in such Prospectus. We also consent to the reference to us under the headings "Experts," "Summary Consolidated Financial Data," and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Consolidated Financial Data" or such "Selected Consolidated Financial Data."


Price Waterhouse LLP
Pittsburgh, Pennsylvania
March 24, 1998